EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Magyar Bancorp, Inc. and Subsidiary of our report dated December 18, 2020, relating to the consolidated financial statements of Magyar Bancorp, Inc. and Subsidiary, appearing in the Annual Report on Form 10-K of Magyar Bancorp, Inc. for the year ended September 30, 2020.

/s/ RSM US LLP

Philadelphia, Pennsylvania
November 19, 2021